Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

As of September 30, 2014, our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and digital commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Evite, Inc., CommerceHub and our interest in HSN, Inc. As of September 30, 2014, our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which consists of all of our businesses not included in the Interactive Group including our interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.

The following tables present our assets and liabilities as of September 30, 2014, revenue and expenses for the three and nine months ended September 30, 2014 and 2013 and cash flows for the nine months ended September 30, 2014 and 2013. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group and the Ventures Group, respectively.  The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 included in this Quarterly Report on Form 10-Q.

As discussed in note 2 to the accompanying financial statements, on October 3, 2014,  the Interactive Group attributed to the Ventures Group its Digital Commerce companies, which were valued at $1.5 billion, and approximately $1 billion in cash. In return, Interactive Group shareholders received a dividend of approximately 67.67 million shares of Liberty Ventures common stock, or 0.14217 of a Liberty Ventures share for each share of Interactive Group common stock outstanding on October 13, 2014, the record date of the dividend. The distribution date for the dividend was October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014.

Following the reattribution, the name of the Interactive Group is now referred to as the QVC Group. Following the reattribution, the QVC Group has attributed to it Liberty’s subsidiary QVC, Inc. and its approximate 38% interest in HSN, Inc., along with cash and certain liabilities. Other than the issuance of Liberty Ventures shares in the fourth quarter of 2014, the reattribution had no consolidated impact on Liberty. The reattribution will be reflected in the Liberty financial statements in the fourth quarter on a prospective basis.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	September 30, 2014	December 31, 2013
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$733	595
Trade and other receivables, net	$797	1,148
Inventory	$1,279	1,123
Investments in affiliates, accounted for using the equity method	$372	343
Total assets	$14,293	14,862
Long-term debt	$5,390	5,044
Deferred income tax liabilities	$1,041	1,208
Net assets attributable to the Interactive Group shareholders	$5,908	6,378

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	amounts in millions
Summary operations data:
Revenue	$2,330	2,225	7,247	7,026
Cost of sales	1,488	1,423	4,602	4,469
Operating expenses	203	203	633	611
Selling, general and administrative expenses (1)	226	224	751	719
Impairment of intangible assets	—	19	7	19
Depreciation and amortization	166	154	493	463
Operating income (loss)	247	202	761	745
Interest expense	(80)	(71)	(235)	(224)
Share of earnings (losses) of affiliates, net	13	13	41	33
Realized and unrealized gains (losses) on financial instruments, net	2	(18)	9	(1)
Other income (expense), net	(46)	—	(46)	(55)
Income tax benefit (expense)	(41)	(38)	(190)	(172)
Net earnings (loss) from continuing operations	95	88	340	326
Net earnings (loss) from discontinued operations	(4)	(3)	(15)	(12)
Net earnings (loss)	91	85	325	314
Less net earnings (loss) attributable to noncontrolling interests	8	8	27	33
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$83	77	298	281

(1)

Includes stock-based compensation of $18 million and $22 million for the three months ended September 30, 2014 and 2013, respectively, and $66 million and $75 million for the nine months ended September 30, 2014 and 2013, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	September 30, 2014	December 31, 2013
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$873	307
Investments in available-for-sale securities and other cost investments	$1,157	1,309
Investments in affiliates, accounted for using the equity method	$899	894
Total assets	$3,583	9,984
Long-term debt, including current portion	$2,060	1,932
Deferred income tax liabilities, including current portion	$1,960	1,885
Net assets attributable to the Ventures Group shareholders	$(401)	558

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	amounts in millions
Summary operations data:
Revenue	$—	—	—	—
Selling, general and administrative expenses (1)	8	5	17	15
Depreciation and amortization	—	—	—	—
Operating income (loss)	(8)	(5)	(17)	(15)
Interest expense	(19)	(18)	(57)	(71)
Share of earnings (losses) of affiliates, net	23	16	(3)	(8)
Realized and unrealized gains (losses) on financial instruments, net	16	33	(57)	(48)
Other, net	8	5	18	19
Income tax benefit (expense)	14	3	83	91
Net earnings (loss) from continuing operations	34	34	(33)	(32)
Net earnings (loss) from discontinued operations	14	12	63	52
Net earnings (loss)	48	46	30	20
Less net earnings (loss) attributable to noncontrolling interests	11	10	49	41
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$37	36	(19)	(21)

(1)

Includes stock-based compensation of $2 million and $1 million for the three months ended September 30, 2014 and 2013, respectively, and $5 million and $5 million for the nine months ended September 30, 2014 and 2013, respectively.

BALANCE SHEET INFORMATION

September 30, 2014

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$733	873	—	1,606
Trade and other receivables, net	797	3	—	800
Inventory, net	1,279	—	—	1,279
Short-term marketable securities	16	651	—	667
Other current assets	256	—	(169)	87
Total current assets	3,081	1,527	(169)	4,439
Investments in available-for-sale securities and other cost investments (note 2)	4	1,157	—	1,161
Investments in affiliates, accounted for using the equity method (note 3)	372	899	—	1,271
Property and equipment, net	1,131	—	—	1,131
Intangible assets not subject to amortization	8,320	—	—	8,320
Intangible assets subject to amortization, net	1,303	—	—	1,303
Other assets, at cost, net of accumulated amortization	82	—	—	82
Total assets	$14,293	3,583	(169)	17,707
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$55	(55)	—	—
Accounts payable	702	—	—	702
Accrued liabilities	627	19	—	646
Current portion of debt (note 4)	45	927	—	972
Current deferred tax liabilities	—	1,173	(169)	1,004
Other current liabilities	163	—	—	163
Total current liabilities	1,592	2,064	(169)	3,487
Long-term debt (note 4)	5,390	1,133	—	6,523
Deferred income tax liabilities	1,041	787	—	1,828
Other liabilities	241	—	—	241
Total liabilities	8,264	3,984	(169)	12,079
Equity/Attributed net assets (liabilities)	5,908	(401)	—	5,507
Noncontrolling interests in equity of subsidiaries	121	—	—	121
Total liabilities and equity	$14,293	3,583	(169)	17,707

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2014

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$2,330	—	2,330

Operating costs and expenses:
Cost of sales	1,488	—	1,488
Operating, including stock-based compensation (note 5)	203	—	203
Selling, general and administrative, including stock-based compensation (note 5)	226	8	234
Depreciation and amortization	166	—	166
	2,083	8	2,091
Operating income (loss)	247	(8)	239

Other income (expense):
Interest expense	(80)	(19)	(99)
Share of earnings (losses) of affiliates, net (note 3)	13	23	36
Realized and unrealized gains (losses) on financial instruments, net	2	16	18
Other, net	(46)	8	(38)
	(111)	28	(83)
Earnings (loss) before income taxes	136	20	156
Income tax benefit (expense)	(41)	14	(27)
Net earnings (loss) from continuing operations	95	34	129
Net earnings (loss) from discontinued operations, net of taxes	(4)	14	10
Net earnings (loss)	91	48	139
Less net earnings (loss) attributable to noncontrolling interests	8	11	19
Net earnings (loss) attributable to Liberty stockholders	$83	37	120

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2013

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$2,225	—	2,225

Operating costs and expenses:
Cost of sales	1,423	—	1,423
Operating, including stock-based compensation	203	—	203
Selling, general and administrative, including stock-based compensation (note 5)	224	5	229
Impairment of long-lived assets	19	—	19
Depreciation and amortization	154	—	154
	2,023	5	2,028
Operating income (loss)	202	(5)	197

Other income (expense):
Interest expense	(71)	(18)	(89)
Share of earnings (losses) of affiliates, net (note 3)	13	16	29
Realized and unrealized gains (losses) on financial instruments, net	(18)	33	15
Other, net	—	5	5
	(76)	36	(40)
Earnings (loss) before income taxes	126	31	157
Income tax benefit (expense)	(38)	3	(35)
Net earnings (loss) from continuing operations	88	34	122
Net earnings (loss) from discontinued operations, net of taxes	(3)	12	9
Net earnings (loss)	85	46	131
Less net earnings (loss) attributable to noncontrolling interests	8	10	18
Net earnings (loss) attributable to Liberty stockholders	$77	36	113

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2014

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$7,247	—	7,247

Operating costs and expenses:
Cost of sales	4,602	—	4,602
Operating, including stock-based compensation (note 5)	633	—	633
Selling, general and administrative, including stock-based compensation (note 5)	751	17	768
Impairment of long-lived assets	7	—	7
Depreciation and amortization	493	—	493
	6,486	17	6,503
Operating income (loss)	761	(17)	744

Other income (expense):
Interest expense	(235)	(57)	(292)
Share of earnings (losses) of affiliates, net (note 3)	41	(3)	38
Realized and unrealized gains (losses) on financial instruments, net	9	(57)	(48)
Other, net	(46)	18	(28)
	(231)	(99)	(330)
Earnings (loss) before income taxes	530	(116)	414
Income tax benefit (expense)	(190)	83	(107)
Net earnings (loss) from continuing operations	340	(33)	307
Net earnings (loss) from discontinued operations, net of taxes	(15)	63	48
Net earnings (loss)	325	30	355
Less net earnings (loss) attributable to noncontrolling interests	27	49	76
Net earnings (loss) attributable to Liberty stockholders	$298	(19)	279

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2013

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$7,026	—	7,026

Operating costs and expenses:
Cost of sales	4,469	—	4,469
Operating, including stock-based compensation	611	—	611
Selling, general and administrative, including stock-based compensation (note 5)	719	15	734
Impairment of long-lived assets	19	—	19
Depreciation and amortization	463	—	463
	6,281	15	6,296
Operating income (loss)	745	(15)	730

Other income (expense):
Interest expense	(224)	(71)	(295)
Share of earnings (losses) of affiliates, net (note 3)	33	(8)	25
Realized and unrealized gains (losses) on financial instruments, net	(1)	(48)	(49)
Other, net	(55)	19	(36)
	(247)	(108)	(355)
Earnings (loss) before income taxes	498	(123)	375
Income tax benefit (expense)	(172)	91	(81)
Net earnings (loss) from continuing operations	326	(32)	294
Net earnings (loss) from discontinued operations, net of taxes	(12)	52	40
Net earnings (loss)	314	20	334
Less net earnings (loss) attributable to noncontrolling interests	33	41	74
Net earnings (loss) attributable to Liberty stockholders	$281	(21)	260

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2014

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$325	30	355
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	493	—	493
Stock-based compensation	66	5	71
Cash payments for stock based compensation	(13)	(2)	(15)
Excess tax benefit from stock based compensation	(10)	(1)	(11)
Share of (earnings) losses of affiliates, net	(41)	3	(38)
Cash receipts from return on equity investments	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	(9)	57	48
Impairment of intangible assets	7	—	7
Loss on extinguishment of debt	48	—	48
Deferred income tax (benefit) expense	(146)	79	(67)
Other, net	2	1	3
Intergroup tax allocation	158	(158)	—
Intergroup tax payments	(330)	330	—
Changes in operating assets and liabilities
Current and other assets	166	(1)	165
Payables and other current liabilities	71	(5)	66
Net cash provided (used) by operating activities	815	293	1,108

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	40	40
Investments in and loans to cost and equity investees	(3)	(48)	(51)
Capital expended for property and equipment	(142)	—	(142)
Purchases of short term and other marketable securities	(59)	(364)	(423)
Sales of short term and other marketable securities	43	315	358
Other investing activities, net	(28)	16	(12)
Net cash provided (used) by investing activities	(189)	(41)	(230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,233	—	3,233
Repayments of debt	(2,910)	(10)	(2,920)
Repurchases of Liberty common stock	(736)	—	(736)
Minimum withholding taxes on net settlements of stock-based compensation	(16)	—	(16)
Excess tax benefit from stock-based compensation	10	1	11
Reattribution of subsidiary	25	(25)	—
Other financing activities, net	(49)	—	(49)
Net cash provided (used) by financing activities	(443)	(34)	(477)
Net cash provided (used) by discontinued operations:
Operating	(20)	293	273
Investing	—	(194)	(194)
Financing	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Effect of foreign currency rates on cash	(31)	—	(31)
Net increase (decrease) in cash and cash equivalents	138	566	704
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$733	873	1,606

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2013

(unaudited)

	Attributed (note 1)
	Interactive	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$314	20	334
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	12	(52)	(40)
Depreciation and amortization	463	—	463
Stock-based compensation	75	5	80
Cash payments for stock based compensation	(8)	—	(8)
Excess tax benefit from stock-based compensation	(9)	—	(9)
Share of losses (earnings) of affiliates, net	(33)	8	(25)
Cash receipts from return on equity investments	11	14	25
Realized and unrealized gains (losses) on financial instruments, net	1	48	49
Gains (losses) on dispositions of assets	—	1	1
Impairment of intangible assets	19	—	19
Deferred income tax (benefit) expense	(143)	(42)	(185)
Other, net	59	11	70
Intergroup tax allocation	49	(49)	—
Intergroup tax payments	30	(30)	—
Changes in operating assets and liabilities
Current and other assets	99	(5)	94
Payables and other current liabilities	(373)	40	(333)
Net cash provided (used) by operating activities	566	(31)	535

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,136	1,136
Investments in and loans to cost and equity investees	(4)	(367)	(371)
Capital expended for property and equipment	(176)	—	(176)
Purchases of short term and other marketable securities	—	(1,013)	(1,013)
Sales of short term and other marketable securities	—	454	454
Other investing activities, net	(14)	(3)	(17)
Net cash provided (used) by investing activities	(194)	207	13

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,867	843	3,710
Repayments of debt	(2,642)	(2,362)	(5,004)
Repurchases of Liberty Interactive common stock	(750)	—	(750)
Minimum withholding taxes on net settlements of stock-based compensation	(22)	—	(22)
Excess tax benefit from stock-based compensation	9	—	9
Intergroup receipts (payments), net	—	—	—
Other financing activities, net	(39)	—	(39)
Net cash provided (used) by financing activities	(577)	(1,519)	(2,096)
Net cash provided (used) by discontinued operations:
Operating	(11)	241	230
Investing	(7)	(174)	(181)
Financing	—	(159)	(159)
Change in available cash held by discontinued operations	(4)	92	88
Net cash provided (used) by discontinued operations	(22)	—	(22)
Effect of foreign currency rates on cash	(21)	—	(21)
Net increase (decrease) in cash and cash equivalents	(248)	(1,343)	(1,591)
Cash and cash equivalents at beginning of period	698	1,593	2,291
Cash and cash equivalents at end period	$450	250	700

Notes to Attributed Financial Information

(unaudited)

(1)

At September 30, 2014, the Interactive Group is comprised of our consolidated subsidiaries QVC, Inc.,  Provide  Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Evite and CommerceHub and our interest in HSN, Inc.  Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investments, as well as the assets, liabilities, revenue, expenses and cash flows of those consolidated subsidiaries.  We have also attributed certain  of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization  for the Interactive Group.  The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

At September 30, 2014, the Interactive Group focuses on video and on-line commerce businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

At September 30, 2014, the Ventures Group consists of all of our businesses not included in the Interactive Group including our interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	September 30,	December 31,
	2014	2013
	amounts in millions
Interactive Group
Other	$4	4
Total Interactive Group	4	4
Ventures Group
Time Warner Inc.	330	306
Time Warner Cable Inc.	785	741
Other	42	262
Total Ventures Group	1,157	1,309
Consolidated Liberty	$1,161	1,313

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	September 30, 2014			Three months ended		Six months ended
	Percentage	Carrying	Market	September 30,		September 30,
	ownership	value	value	2014	2013	2014	2013
	dollar amounts in millions
Interactive Group
HSN, Inc.	38%	$322	1,228	15	15	46	46
Other	various	50	NA	(2)	(2)	(5)	(13)
Total Interactive Group		372		13	13	41	33
Ventures Group
Expedia, Inc.	18%	501	2,022	38	27	42	17
Other	various	398	NA	(15)	(11)	(45)	(25)
Total Ventures Group		899		23	16	(3)	(8)
Consolidated Liberty		$1,271		36	29	38	25

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	September 30, 2014
	Outstanding	Carrying
	principal	value
	amounts in millions
Interactive Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	400	414
QVC 7.5% Senior Secured Notes due 2019	—	—
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.850% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	32	32
Other subsidiary debt	157	156
Total Interactive Group debt	5,430	5,435
Ventures Group
4% Exchangeable Senior Debentures due 2029	439	305
3.75% Exchangeable Senior Debentures due 2030	438	293
3.5% Exchangeable Senior Debentures due 2031	355	329
0.75% Exchangeable Senior Debentures due 2043	850	1,133
Total Ventures Group debt	2,082	2,060
Total consolidated Liberty debt	$7,512	7,495
Less current maturities		(972)
Total long-term debt		$6,523

(5)

Cash compensation expense for our corporate employees will be allocated between the Interactive Group and  the  Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the Interactive Group to the Ventures Group were determined to be $6 million and $5 million for the three months ended September 30, 2014 and 2013, respectively, and $12 million and $15 million for the nine months ended September 30, 2014 and 2013, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)

The Liberty Interactive common stock and the Liberty Ventures common stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common  stock  of  each  group  are  entitled  to  one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)The intergroup payable (receivable) is primarily attributable to an allocation of intergroup income taxes payable from the Interactive Group to the Ventures Group.